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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. __)

                                 H.T.E., INC.
-------------------------------------------------------------------------------
                              (Name of Issuer)

                                Common Stock
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                       (Title of Class of Securities)

                                  403926108
                            --------------------
                               (CUSIP Number)


Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)


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CUSIP NO. 403926108               13G             PAGE 1  OF  2 PAGES
          ---------                                   ---    ---

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1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Meridian Venture Partners
   23-2447470
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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) / /
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3  SEC USE ONLY


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4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Pennsylvania
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                5  SOLE VOTING POWER

                   569,178
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         -
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           569,178
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   -
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9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  569,178
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10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   7.4%
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12 TYPE OF REPORTING PERSON*

   PN
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                     *SEE INSTRUCTION BEFORE FILLING OUT:


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                                                        Page 2  of  2  pages
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                             SCHEDULE 13G STATEMENT

ITEM 1(a) NAME OF ISSUER
          H.T.E., Inc.


ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
          1000 Business Center Drive
          Lake Mary, Florida  32746

ITEM 2(a) NAME OF PERSON FILING
          Meridian Venture Partners

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE
          Fidelity Court Building
          259 Radnor-Chester Road
          Radnor, PA  19087-5284

ITEM 2(c) CITIZENSHIP
          United States

ITEM 2(d) TITLE OF CLASS OF SECURITIES
          Common Stock

ITEM 2(e) CUSIP NUMBER
          Not applicable.

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
          Not applicable.

ITEM 4    OWNERSHIP
          Meridian Venture Partners ("MVP") owns 569,178 shares of the Common Stock of H.T.E., Inc., comprising 7.4% of the class. MVP has sole power to vote or direct the vote of all 569,178 shares of Common Stock. MVP has sole power to dispose or to direct the disposition of all 569,178 shares.

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
          Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
          HOLDING COMPANY
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
          Not applicable.

ITEM 10.  CERTIFICATION
          Not applicable.

                                  SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

                                        February 13, 1998
                                        -----------------
                                        Date

                                        /s/ Bernard Markey
                                        ------------------
                                        Signature

                                        General Partner
                                        ---------------
                                        Name/Title